Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[        ]”.

Execution Version

EXCHANGEABLE LOAN AGREEMENT

BETWEEN

RYDE TECHNOLOGIES PTE. LTD.

AND

THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 3

DATED THE 7th DAY OF FEBRUARY 2022

SCHEDULE 1	23
SCHEDULE 2	24
SCHEDULE 3	25

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EXCHANGEABLE LOAN AGREEMENT

THIS AGREEMENT is made on the 7th day of February 2022

BETWEEN:

(1)	RYDE TECHNOLOGIES PTE. LTD. (Company Registration No. 201425891W), a company incorporated under the laws of Singapore, with its registered address at 3 Fraser Street, #08-21, Duo Tower, Singapore 189352 (the “Company”);

(2)	THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 3 (collectively, the “Investors” and individually, an “Investor”); and

(collectively the “Parties” or individually a “Party”).

WHEREAS:

(A)	The Company is a company incorporated in the Republic of Singapore, and has at the date of this Agreement an issued and paid-up share capital of S$5,469,665.5 divided into 4,142,000 ordinary shares.

(B)	The Company is desirous of procuring investment, and the Investors have agreed to grant a loan in the aggregate principal amount of S$5,200,000, in the proportion as set out in Schedule 3 exchangeable into Underlying Shares (defined below) upon the terms (defined below).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and in the Schedules unless the context requires otherwise:

“Affiliate” means a company which is for the time being a holding company of such legal person, or a Subsidiary of such legal person or of such holding company.

“Board” means the board of directors of the Company.

“Business Day” means a day (excluding Saturday, Sunday and gazetted public holidays) on which commercial banks are open for business in Singapore.

“Catalist Rules” means Section B of the Listing Manual of SGX-ST as supplemented or modified from time to time.

“CDP” means The Central Depository (Pte) Limited.

“Companies Act” means the Companies Act, Chapter 50 of Singapore, as supplemented or modified from time to time.

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“Conditions Precedent” shall have the meaning ascribed to it in Clause 3.1.

“Control” means the power of a person to secure that the affairs of another person are conducted directly or indirectly in accordance with the wishes of that first person by means of being the beneficial owner of more than 50% of the voting rights of that other person, or having the right to appoint or remove a majority of the members of or otherwise control the votes at the board of directors (or its equivalent) of that other person, and “Controlling” and “Controlled” shall be construed accordingly.

“Depositor” means a person being a Depository Agent or a holder of a securities account maintained with CDP (but does not include a holder of a sub-account maintained with a Depository Agent).

“Depository Agent” means an entity registered with CDP for the purpose of maintaining securities sub-accounts for its own account and for the account of others.

“Disbursement” has the meaning ascribed to it in Clause 4.1.

“Disbursement Date” means the date of Disbursement, being the date falling (three) (3) Business Days after the fulfillment of all the Conditions Precedent (as set out in Clause 3.1 of the Agreement) (save for those waived by the Investors), or such other date as the Parties may mutually agree in writing.

“Encumbrance” means and includes any interest or equity of any person (including, without limitation to any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien (including without limitation any unpaid vendor’s lien or similar lien), option, charge (whether fixed or floating), assignment, hypothecation, title retention or conditional sale agreement, lease, hire or hire purchase agreement, restriction as to transfer, use or possession, easement, subordination to any right of any other person, or other agreement or arrangement which has the same or a similar effect to the granting of security, encumbrance or a security interest over or in the relevant property. The term “Encumbrances” or “Encumber” shall be construed accordingly.

“Event of Default” shall have the meaning ascribed to it in Clause 7.

“Exchange” means the exchange of the Principal Amount granted by the Investors into Underlying Shares in accordance with the terms of this Agreement.

“Exchangeable Loan” shall have the meaning ascribed to it in Clause 2.1.

“Exchange Period” shall have the meaning ascribed to it in Clause 10.2.

“Exchange Price” shall have the meaning ascribed to it in Clause 10.6.3.

“Exchange Right” shall have the meaning ascribed to it in Clause 10.1.1.

“Exchange Shares” means the Underlying Shares which are delivered to the Investors or their respective designated nominee(s) pursuant to an Exchange under this Agreement.

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“Group” or “Group Companies” means the Company, the Listco, and its Subsidiaries (whether now or hereinafter incorporated or acquired), and “Group Company” shall mean any one of them.

“Interest Payment Date” shall have the meaning ascribed to it in Clause 8.1.

“IPO” means the initial offering of Shares on the Catalist Board of SGX-ST.

“Listco” means Ryde Mobility Group Pte. Ltd. (Company Registration Number 202134519R) or any such other entity as nominated, designated or restructured to be listed on the SGX-ST for the purpose of the Proposed IPO and Listing.

“Listing” means means the admission of the Listco to Catalist Board of the SGX-ST and the listing and quotation of all the issued Shares on the Catalist Board of the SGX-ST. “Listing Date” shall have the meaning ascribed to it in Clause 10.7.

“Listing Manager” means the lead manager or sponsor in respect of the listing and quotation of the Shares or depository shares or securities representing the Shares by SGX- ST.

“Long Stop Date” means 15 February 2022 (or such other date as the Parties may mutually agree in writing).

“Maturity Date” means the second anniversary of the Disbursement Date on which the Principal Amount and interest accrued (if any) of the Exchangeable Loan will be due and payable (unless previously redeemed or exchanged).

“Maturity Redemption Date” shall have the meaning ascribed to it in Clause 11.1.

“Offer Document” means the offer document issued or to be issued by the Listco in connection with the Proposed IPO and Listing.

“Other Investors” has the meaning ascribed to it in Clause 2.4.

“Principal Amount” shall have the meaning ascribed to it in Clause 2.1.

“Proposed IPO and Listing” shall have the meaning ascribed to it in Clause 9.

“Redemption” shall have the meaning ascribed to it in Clause 11.1.

“Restrictions” shall have the meaning ascribed to it in Clause 10.7.

“Securities Account” means a securities account maintained by a Depositor with CDP.

“SGX-ST” means Singapore Exchange Securities Trading Limited.

“Share” means an ordinary share in the issued share capital of the Listco.

“SIAC” means the Singapore International Arbitration Centre.

“Singapore Dollars” or “S$” means the lawful currency for the time being of the Republic of Singapore.

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“Six Months Lock-up Period” shall have the meaning ascribed to it in Clause 10.7.

“Subsidiary” means, in respect of any person, any entity under the Control of such person.

“Underlying Shares” means such number of fully paid Shares of the Listco.

1.2	Interpretation

Unless the context otherwise requires or unless otherwise specified herein, in this Agreement:

(a)	any reference to any Party shall be construed so as to include its successors in title and permitted assigns;

(b)	any reference to any agreement or instrument is a reference to that agreement or instrument as amended, modified, supplemented or novated;

(c)	“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

(d)	words denoting the singular number only shall include the plural number also and vice versa;

(e)	words denoting one gender only shall include the other genders;

(f)	any reference in this Agreement to a Clause, a Schedule or a Paragraph is, unless otherwise stated, to a clause or sub-clause hereof, a schedule or a paragraph hereto;

(g)	any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted; and

(h)	headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	EXCHANGEABLE LOAN

2.1	The Loan

The Investors hereby agree to make available to the Company an exchangeable loan of S$5,200,000 (the “Principal Amount”), funded by the Investors in proportions set out in Schedule 3 of this Agreement (the “Exchangeable Loan”) in accordance with the terms of this Agreement.

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2.2	Loan exchangeable into Underlying Shares

The Exchangeable Loan shall, on occurrence of events in this Agreement as set out in Clause 10, be exchangeable into such number of Underlying Shares.

2.3	Purpose of the Exchangeable Loan

The proceeds of the Exchangeable Loan shall be used by the Company for working capital purposes of the Group and for expenses incurred in connection with the Proposed IPO and Listing only.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent

The drawdown of the Exchangeable Loan and the obligations of the Investors to disburse the Exchangeable Loan under this Agreement shall be conditional upon the following conditions having been fulfilled or where not fulfilled, waived (in the Investors’ sole and absolute discretion), as the case may be (the “Conditions Precedent”):

(a)	all legal and financial due diligence investigations in respect of the Group having been completed and the results of such due diligence investigations being reasonably satisfactory to the Investors;

(b)	all necessary approvals and consents (including any governmental, regulatory and/or corporate approvals and consents), for the transactions contemplated under this Agreement having being obtained and remain valid and subsisting;

(c)	all representations, warranties and undertakings of the Company under this Agreement being complied with and being true, accurate and correct; and

(d)	the Parties agreeing on the form of the resolutions as stated in Clause 4.2.

3.2	Satisfaction of Conditions Precedent

The Company undertakes to use its best endeavours and take all necessary steps to fulfill the Conditions Precedent as soon as reasonably practicable. The Company shall promptly notify the Investors in writing and provide evidence of the fulfillment of such conditions as the Investors may reasonably require.

3.3	Failure to fulfill the Conditions Precedent

If any of the Conditions Precedent set out in Clause 3.1 above are not satisfied or is not waived by the Investors (as the case may be) on or before the Long Stop Date (save that the relevant Conditions Precedent which are required to be fulfilled down to the Disbursement Date shall be required to be satisfied and fulfilled down to the Disbursement Date), the Investors shall have the right to terminate this Agreement and, in such event, the Investors and the Company shall be released and discharged from their respective obligations under this Agreement, save for:

(a)	any rights and liabilities accrued on or prior to such termination; and

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(b)	the liability of the Parties under Clause 17.

Upon such termination, none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise, subject however to Clause 21.

4.	DISBURSEMENT

4.1	Disbursement

Subject to the fulfillment or waiver of all the Conditions Precedent under Clause 3.1, the Investors shall disburse the Exchangeable Loan in one (1) tranche to the Company (“Disbursement”) on the Disbursement Date.

4.2	Deliverables on Disbursement

On Disbursement, there shall be delivered to the Investors:

(a)	resolutions of the Board of the Company approving, inter alia, the execution of this Agreement and the transactions contemplated hereunder; and

(b)	resolutions of the board and shareholders of the Listco approving, inter alia, the issue and allotment of the Underlying Shares to the Investors upon the exercise of their respective Exchange Right.

4.3	Payment

On Disbursement Date, subject to the receipt by the Investors of the documents pursuant to Clause 4.2 above, the Investors shall, pay or cause to be paid, their respective Principal Amount by way of electronic transfer to such account(s) designated by the Company (or such other way as the Parties may agree in writing) as payment for the Exchangeable Loan.

4.4	Non-fulfillment of Disbursement Obligations

If either the Company or the Investors is unable to comply with any of their respective obligations under Clause 4 on or before the date fixed for Disbursement, the party not in default may, without prejudice to its other rights:

(a)	defer Disbursement to a date not more than 14 days after the said date (and so that all the provisions of this Clause 4 shall apply to Disbursement as so deferred);

(b)	proceed to Disbursement so far as practicable; or

(c)	rescind this Agreement with respect to that Party’s obligations under this Agreement and no Party shall have any claim against any other Party save in respect of any antecedent breach of the terms or any conditions of this Agreement.

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5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Representations by the Company and the Investors

Each Party represents, warrants to and undertakes with the other Party and its successor in title that:

(a)	it is duly incorporated and validly existing under its laws of incorporation;

(b)	it has the legal right and full power and authority to enter into and perform its obligations under this Agreement, which when executed, will constitute legal, valid, binding and enforceable obligations on it in accordance with its terms;

(c)	all actions, conditions and things required to be taken, fulfilled and done on its part (including the obtaining of any necessary consents, approvals, authorisations and confirmations) in order to (i) enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (ii) ensure that these obligations are valid, legally binding and enforceable have been taken, fulfilled and done and are or will be in full force and effect; and

(d)	the entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate or exceed any power or restriction granted or imposed by (i) any law, regulation, authorisation, directive of order (whether or not having the force of law) to which it is subject; (ii) its constitutive documents; or (iii) any agreement or arrangement to which it is a party or which is binding on it or its assets.

5.2	Representations by the Company

The Company represents and warrants to and for the benefit of, and with, the Investors that:

(a)	any written information provided by or on behalf of the Company to the Investors in relation to this Agreement was true and complete in all material respects and not misleading in any material respect, in each case, as at the date it was provided or as at the date (if any) at which it is stated, and the Company is not aware of any information which would render such provided information untrue, incomplete or misleading;

(b)	no litigation, arbitration or other legal action is current, pending or, to the best knowledge of the Company, threatened against the Company;

(c)	the Company is not insolvent and no winding-up petition in Singapore or elsewhere against the Company (or any of its significant subsidiaries) has been presented, and no liquidator, provisional liquidator, receiver, receiver and manager, or judicial manager over all or any part of the assets and undertaking of the Company has been appointed (except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation); and

(d)	the Underlying Shares when delivered to the Investors will be duly authorised and free from any Encumbrances whatsoever.

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5.3	Change in matters represented

The Company shall notify the Investors immediately, of anything which at any time prior to Disbursement Date, has or may have rendered, untrue or incorrect in any respect any representation and warranty by the Company in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

5.4	Representations repeated

The representations and warranties in Clause 5.1 and Clause 5.2 shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the Disbursement Date.

5.5	Covenants by the Company

The Company undertakes that for so long as the Exchangeable Loan remains outstanding under this Agreement, the Company will not (whether by a single transaction or a number of transactions or at the same time or over a period of time), without the prior written consent of the Investors, sell, transfer or otherwise dispose of the whole or substantial part of its assets or materially change the scope or nature of its dealings.

6.	TERMINATION

6.1	Notwithstanding any provision in this Agreement, this Agreement shall terminate where:

(a)	the Company notifies the Investors in writing at least seven (7) Business Days in advance that the Company and/or the Listco will not proceed with the Proposed IPO and Listing;

(b)	in the event of any breach of, or any event rendering untrue or incorrect in any material respect, any of the warranties and representations or any material failure to perform any of the Company’s or Investors’ undertakings or obligations in this Agreement, the non-defaulting Party shall have the right to terminate this Agreement immediately by giving written notice to the defaulting Party (without prejudice to all other rights and remedies available to it).

Upon such notice being given, this Agreement shall terminate and be of no further effect and no Party shall be under any liability to any other Party in respect of this Agreement, except that each Party shall remain liable for any accrued rights, obligations or liabilities arising before or in relation to such termination. For the avoidance of doubt, Clauses 17 and 27 shall survive termination of this Agreement.

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7.	EVENTS OF DEFAULT

For so long as the Exchangeable Loan remains outstanding, any Investor may give notice to the Company:

(a)	to cancel the Exchangeable Loan (if not so disbursed at the relevant time); or

(b)	pursuant to Clause 11.2, to declare that the Exchangeable Loan is immediately due and repayable (together with all accrued interests) within 14 Business Days,

if any of the following events set out in the following sub-clauses of this Clause 7 (each, “Event of Default”) has occurred, provided that no Event of Default will have occurred if the breach is capable of remedy and is remedied within 30 Business Days of such notice by the Investor(s) to the Company of such Event of Default.

7.1	Material Breach

(a)	A default is made in the payment of any amount (of Principal Amount, interests or otherwise) due in respect of the Exchangeable Loan or Agreement;

(b)	A failure by the Company to deliver the Underlying Shares as and when the Underlying Shares are required to be delivered following the exercise of the Exchange Right;

(c)	The Company does not perform or comply with one or more of its obligations in this Agreement which default is incapable of remedy or if capable of remedy, is not remedied within 30 Business Days after written notice of such default shall have been given to the Company by the Investors; or

(d)	Any representation or statement made by the Company in this Agreement is or proves to have been incorrect or misleading in any respect.

7.2	Cessation and/or Suspension of Business

The Company ceases or suspends (or is required by applicable regulatory restrictions to suspend or cease) to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business.

7.3	Unenforceability

This Agreement or any of the Company’s obligations under this Agreement becomes unenforceable, or any judgement or order is made, the effect of which would be to render this Agreement or any of such obligations ineffective or invalid.

7.4	Illegality

It is or will become unlawful for the Company to perform or comply with any of its obligations under this Agreement.

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7.5	Lack of Approval

(a)	Any approval, consent, action, condition or thing required to be obtained or done by the Company under this Agreement is not obtained or done;

(b)	Any such approval or consent under paragraph (a) ceases to be in force and effective without modifications; or

(c)	Any condition in or relating to such approval or consent in paragraph (a) is not compiled with.

7.6	Material Adverse Effect

The Investors reasonably determine that the occurrence of any of the following events has or is likely to have a material adverse effect on the Company or its ability to meet its repayment obligations in respect of the Exchangeable Loan:

(a)	the present or future security over the Company’s assets becomes enforceable;

(b)	the presentation of winding-up petition against the Company or its significant subsidiaries and such petition is not withdrawn within 30 days;

(c)	the appointment of liquidator, provisional liquidator, receiver, judicial manager over all or any part of the assets and undertaking of the Company or any of its significant subsidiaries;

(d)	the government or other authority seizes, compulsorily acquires or expropriates the Company or any of its subsidiaries or all or a substantial part of the assets of the Company or any of its subsidiaries;

(e)	judgement made against the Company or any of its subsidiaries that alone or when aggregated with all other judgements made against the Company or its subsidiaries, may in the reasonable opinion of the Investors lead to the winding-up of or loss of substantially all of the assets of the Company or such subsidiary;

(f)	the occurrence of an event of default as defined in any investment or subscription agreement entered into between the Company and any Investor or any other event resulting in the termination of such agreement; or

(g)	an amendment is made to the constitutional documents without the prior written approval of the Investors (such consent not to be unreasonably withheld).

7.7	Change of Control

Subject to there being no occurrence of an IPO or a Listing, a change of Control of the Company and/or the Listco without the prior written approval of the Investors (other than in accordance with Clause 9 of this Agreement).

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7.8	Key Appointment

Subject to there being no occurrence of an IPO or a Listing, if the Chief Executive Officer of the Company ceases to be (a) the Chief Executive Officer of the Company; or (b) employed by the Company, without the prior written approval of the Investors (such consent not to be unreasonably withheld).

8.	INTEREST

8.1	The Exchangeable Loan shall bear interest from the Disbursement Date at a rate of five (5)% per annum on the outstanding Principal Amount, which (i) shall accrue on the day of each successive year numerically corresponding to the Disbursement Date in arrears (each an “Interest Payment Date”) to (but excluding) the immediately following Interest Payment Date, (ii) payable only on Maturity Date and (iii) shall cease to bear interest:

(a)	in the case where no Exchange Right arises by the Maturity Date, from (and including) the previous Interest Payment Date, up to and including the Maturity Redemption Date; and

(b)	in the case where Exchange Right has been exercised in respect of the Exchangeable Loan, the Parties agree that no interest shall be payable. In this connection, the Investors irrevocably and unconditionally agree to waive all interest which has accrued from the Disbursement Date up to the date of Exchange.

8.2	If interest is required to be calculated for a period of less than one (1) year, it will be calculated on the basis of a 365-day year and the actual number of days elapsed.

9.	INITIAL PUBLIC OFFERING

The Company shall use its best endeavours to procure the Listco to effect an IPO and Listing on the Catalist Board of SGX-ST (the “Proposed IPO and Listing”). It is contemplated that the Listco holds or will hold, the entire issued and paid-up share capital of the Company pursuant to an internal restructuring exercise to be undertaken for the purposes of the Proposed IPO and Listing.

10.	EXCHANGE

10.1	Exchange Right

10.1.1	Subject to hereinafter provided, each Investor shall have the right to exchange their respective proportion of the Principal Amount (excluding any interest accrued thereon), into Exchange Shares at the Exchange Price during the Exchange Period (as defined below) (hereinafter referred to as the “Exchange Right”) by serving an Exchange Notice in accordance with the Exchange procedure under Clause 10.3.

10.1.2	For the avoidance of doubt, other than as provided in Clause 10.1.1 above, the Investors shall not have the right to exchange its Exchangeable Loan in any other proportion.

10.1.3	In the event that no Exchange Notice is received by the Company by the expiry of the Exchange Period, the Investors shall be deemed to have foregone its Exchange Right.

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10.1.4	Where the Investor is a corporate entity, such Investor shall appoint a member of its board of directors or a shareholder as a representative to exercise the Exchange Right pertaining to such Investor. The authority appointing such representative shall be presented to the Company in order for the Investors to exercise the Exchange Right.

10.2	Exchange Period

Subject to and upon compliance with the provisions of this Clause 10, the Exchange Right attaching to the Exchangeable Loan may be exercised, at the option of the Investors thereof, at any time on and after the Disbursement Date up to the Maturity Date (the “Exchange Period”).

10.3	Exchange Procedure

In the event that the Exchange Right arises in accordance with Clause 10.1:

(a)	the Investors shall exercise such Exchange Right by delivering the exchange notice in the form or substantially in the form set out in Schedule 2 to the Agreement (the “Exchange Notice”) to the Company. An Exchange Notice once delivered by the Investors shall not be withdrawn or revoked without the consent in writing of the Company. Upon receipt of the Exchange Notice, the Company shall be bound to exchange all the relevant outstanding Exchange Shares (where applicable) in the manner provided herein;

(b)	the date of exercise of the Exchange Right in respect of the Exchangeable Loan (the “Exercise Date”) will be deemed to be the Business Day immediately following the date of delivery of the Exchange Notice; and

(c)	the proportions of the Exchangeable Loan exchanged under this Clause shall cease to carry interest from the dates specified in Clause 8, and will be deemed fully repaid.

10.4	Mandatory Exchange

Unless previously redeemed or exchanged into Exchange Shares, the outstanding Principal Amount (excluding any interest accrued thereon) shall be mandatorily exchanged into Exchange Shares upon the occurrence of the following:

(a)	the Company obtaining the receipt of the notification from the SGX-ST for the registration of the Offer Document for the Proposed IPO and Listing (“SGX-ST Clearance”); and

(b)	the minimum post-money valuation of the Group immediately following the Proposed IPO and Listing is not less than S$40 million (the “Mandatory Exchange”).

The Company or the Listco shall give written notice to the Investors of the date upon which the SGX-ST Clearance is received within three (3) Business Days upon the receipt of the SGX-ST Clearance.

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10.5	Delivery and/or Payment

10.5.1	In the case where the Investors exercises the Exchange Right under Clause 10.1 or a Mandatory Exchange occurs under Clause 10.4:

As soon as reasonably practicable, and in any event not later than seven (7) Business Days after the receipt of the Exchange Notice in the case of the Investors exercising its Exchange Right under Clause 10.1, or no later than seven (7) Business Days upon the Company or Listco giving Investors written notice of SGX-ST Clearance in the case of a Mandatory Exchange:

(a)	the Company shall procure, in the case of Underlying Shares which are deposited with CDP or any other central depository or clearing system, the delivery of such Underlying Shares through and in accordance with the laws and regulations applicable to such central depository or clearing system, to the relevant Securities Account; or

(b)	the Company shall procure, in the case of Underlying Shares that are not deposited in a clearing system (for instance, available only in scrip form), that share certificates together with all other documents of title and evidence of ownership and all other documents necessary to transfer the Underlying Shares to be issued, delivered or transferred on exchange into such name as the Investors shall direct, will be despatched by mail (at the expense of the person entitled thereto and uninsured and at the risk of the person entitled thereto) to such address as the Investors may request

For the avoidance of doubt, where the Underlying Shares comprises securities which are cleared through CDP, the delivery of such Underlying Shares shall be effected only by crediting the Securities Account designated by the Investors. Such securities will not be delivered to the Investors outside of the book-entry (scripless) settlement system of CDP. Should any Investor wish to designate a person(s) other than itself to receive the Underlying Shares, details of such person(s), including name, number of Underlying Shares to be issued or transferred and (if applicable) the Securities Account, shall be provided to the Company or the Listco in writing at least three (3) Business Days prior to the delivery.

For the avoidance of doubt, Parties agree that the form of the Underlying Shares (whether comprising securities which are deposited with CDP or any other central depository or clearing system or otherwise) shall be determined by the issue manager of the Proposed IPO and Listing acting in its discretion.

10.5.2	In the case where:

(a)	no Exchange Notice is received by the Company by the expiry of the Exchange Period; or

(b)	the Exchange Notice received by the Company is not in accordance with the terms of this Agreement, despite the Company notifying the Investors immediately after being made aware of such non-conformance and granting the Investors a 48-hour grace period to re-issue the Exchange Notice in accordance with the terms of this Agreement, such Investor’s right to Exchange shall lapse and be of further effect.

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10.6	Details of Exchange

The following provisions shall apply where the Investors exercises the Exchange Right under Clause 10.1, or where a Mandatory Exchange takes place under Clause 10.4:

10.6.1	Number of Underlying Shares

The number of Underlying Shares to be issued as Exchangeable Shares on the exercise of the Exchange Right pursuant to this Clause 10 will be determined by dividing the Principal Amount of the Exchangeable Loan (excluding any interest accrued thereon) held by the relevant Investor exercising the Exchange Right, by the Exchange Price.

10.6.2	Fractions of Exchange Shares

Fractions of Underlying Shares will be rounded down and not be issued on exercise of Exchange Right as Exchange Shares pursuant to this Clause 10 and no cash adjustments will be made in respect thereof.

10.6.3	Exchange Price

The price per Underlying Share at which Underlying Shares will be issued upon the Exchange pursuant to this Clause 10 will be the “Exchange Price” which will be based upon a 30% discount to the lower of:

(a)	the final IPO price per Share as determined by the Listing Manager; or

(b)	the price per Share based on a post-money valuation of the Group immediately following the Proposed IPO and Listing of S$65 million

10.6.4	Registration

The Investors or such person(s) so designated by the relevant Investors will become the holder of record of the number of Underlying Shares issuable upon Exchange pursuant to Clause 10.5.1 with effect from:

(a)	in the case of securities deposited with CDP or other central depository or clearing system, the date the Underlying Shares have been credited into the relevant securities account of the person or persons designated to receive the same; or

(b)	in the case of securities not deposited in a clearing system and are only available in physical form, the date it is or they are registered as such in the Company’s register of members,

(each case referred hereinafter as the “Registration Date”).

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All Underlying Shares transferred or delivered upon Exchange shall be transferred or delivered free from all Encumbrances. The Underlying Shares delivered upon Exchange will in all respects rank pari passu with the Shares in issue on the relevant Registration Date. Underlying Shares delivered or transferred or to be delivered or transferred upon Exchange shall rank for and be entitled to all dividends, interests and other income, payments and distributions and rights thereon or in respect thereof declared, paid, made or granted by reference to a record date or other due date for the establishment of entitlement falling on or after the relevant Exchange. Save as set out in these Clauses, a holder of Underlying Shares delivered upon Exchange shall not be entitled to any rights the record date for which precedes the relevant Registration Date.

If the record date for the payment of any dividend or other distribution in respect of the Underlying Shares is on or after the Exchange in respect of any Exchangeable Loan, but before the Registration Date, the Company shall procure the Listco to pay to the Investors or its designee an amount (the “Equivalent Amount”) equal to any such dividend or other distribution to which he would have been entitled had he on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than 10 Business Days thereafter. The Equivalent Amount shall be paid by means of a Singapore dollar cheque drawn on a bank in Singapore and sent to the address specified by the Investors.

10.6.5	Cancellation upon Exchange

All Exchangeable Loan which are exchanged will forthwith be cancelled and shall not be re-issued.

10.6.6	Stamp Duty

An Investor exercising the Exchange Right must pay to the Company any taxes and capital, stamp duties, registration duties, and where applicable, transaction or exercise charges imposed by the Inland Revenue Authority of Singapore, CDP, any governmental authority, clearing fees and other expenses, arising on exchange and/or transfer, delivery or other disposition of the Underlying Shares arising on Exchange, as the case may be (the “Taxes”).

The Investors (and, if applicable, the relevant person or persons so designated by the relevant Investors to be registered as holder(s) of the Exchanged Shares) must provide the Company with details of the relevant tax authorities to which the Company must pay monies received in settlement of Taxes payable pursuant to this Clause 10.6.6 the Company shall not be under any obligation to determine whether an Investor is liable to pay any Taxes including capital, stamp, registration or similar taxes and duties or the amounts payable (if any) in connection with this Clause 10.6.6.

10.7	Moratorium Period

The Investors acknowledge that the Exchange Shares may be subject to, and agree for their respective Exchange Shares to be subject to, the following restrictions:

(a)	for the period commencing from the date of the completion of the Proposed IPO and Listing (“Listing Date”) until the date falling six (6) months from the Listing Date (“Six Months Lock-up Period”), the Investors shall not, directly or indirectly,

(i)	reduce their effective shareholding interest in the Exchange Shares;

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(ii)	sell, contract to sell, offer, realise, transfer, assign, pledge, grant any option or right to purchase, sell any option or contract to purchase, purchase any option or contract to sell, grant any security over, encumber (such as by way of mortgage, assignment of rights, charge, pre-emption rights, rights of first refusal or otherwise) or otherwise transfer or dispose of any or all of the Exchange Shares whether such transaction is settled by delivery of such Exchange Shares, in cash or otherwise;

(iii)	enter into any agreement or arrangement (including any swap, hedge or derivative transaction) that will directly or indirectly constitute or will be deemed as a disposal of or transfer (in whole or in part) of any or all of the Exchange Shares, whether such transaction is settled by delivery of such Exchange Shares, in cash or otherwise;

(iv)	deposit any or all of the Exchange Shares in any depository receipt facilities, whether any such transaction described above is to be settled by the delivery of Exchange Shares, in cash or otherwise;

(v)	enter into any transaction which is designed or which may reasonably be expected to result in or have the same effect (economic or otherwise) as (in whole or in part) any of the above; or

(vi)	offer or agree to make any announcement with respect to any of the foregoing transactions or publicly disclose any intention to do any of the above,

(collectively, the “Restrictions”);

(b)	for the further six (6) months period commencing from the end of the Six Months Lock-up Period, the Restrictions shall continue to apply to 50% of the Investors’ interest in their respective Exchange Shares; and/or

(c)	the Exchange Shares may be subject to such other moratorium restrictions as required under the Catalist Rules and/or the sponsor of the Listco in respect of the Proposed IPO and Listing and the Investors agree to the provision over their respective Exchange Shares, such moratoriums over such periods as may be required or requested.

11.	REDEMPTION AT MATURITY AND REDEMPTION ON OCCURRENCE OF EVENT OF DEFAULT

11.1	Automatic Redemption

Unless previously redeemed or exchanged and cancelled as herein provided, any outstanding Exchangeable Loan will be automatically redeemed by the Company on the Maturity Date at 100% of its Principal Amount (and any interest accrued thereon) of such outstanding Exchangeable Loan (“Redemption”).

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In the event that a Redemption event occurs pursuant to the above, the Company shall issue a redemption notice in the form or substantially the form set out in Schedule 1 to the Agreement. The Company shall, as soon as practicable, but in any event not more than seven (7) Business Days after the delivery of the redemption notice (“Maturity Redemption Date”), pay the redemption amount determined in accordance with Clause 11.1, in cash to the Investors by way of a cashier’s order drawn on a licensed bank in Singapore (or as otherwise agreed with the Investors).

11.2	Redemption on occurrence of Event of Default

For so long as any Exchangeable Loan remains outstanding, any Investor may give notice to the Company that the Exchangeable Loan is immediately due and repayable as specified in Clause 7, in the event that an Event of Default has occurred and if capable of remedy, not remedied within 30 Business Days of such notice by the Investor(s) to the Company of such Event of Default.

11.3	Cancellation of Exchangeable Loan upon Redemption

All Exchangeable Loan which are redeemed will forthwith be cancelled and shall not be re- issued.

11.4	Redemption

For the avoidance of doubt, subject to any other agreement between the Parties in writing, the Investors are only entitled to Redemption in the circumstances specified in these Clauses.

12.	FURTHER ASSURANCE

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be necessary to give the other Party the full benefit of this Agreement.

13.	INVALIDITY

If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement, but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

14.	WAIVER

No failure or delay by any Party in exercising any right, power or discretion hereunder shall impair such right, power or discretion or operate as a waiver thereof, nor shall any single or partial exercise of any right, power or discretion preclude any further exercise thereof or the exercise of any other right, power or discretion. The rights, powers and remedies provided herein are cumulative and do not exclude any other rights, powers and remedies provided by law.

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15.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the Parties hereto but shall not be capable of being assigned by any Investor to any third party (other than assignment to any of the Investor’s related corporations or other funds managed by Phillip Private Equity Pte. Ltd., with prior written notification to the Company) without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

16.	UNSECURED OBLIGATION

For avoidance of doubt, the Exchangeable Loan shall be a general unsecured obligation of the Company.

17.	CONFIDENTIALITY

17.1	Confidentiality Obligations

Each Party undertakes with the other Party that, during the continuance of this Agreement and for a period of six (6) months after the termination hereof, it will not, and will procure (not including the need to take any legal actions whatsoever) that none of its officers, employees, agents, Affiliates or officers, employees or agents of its Affiliates will:

(a)	use, exploit or divulge to any person any trade secrets, confidential knowledge or information or any financial marketing or trading information or know-how relating to the other Party or (save after the termination hereof if the Party then beneficially owns the whole of the issued share capital of the Company) the Company or any of the Group Companies which it may receive or obtain as a result of entering into this Agreement; or

(b)	(without the prior consent in writing of each of the other Party) make any announcement on any matter concerning or connected with this Agreement or the arrangements contemplated hereby or (save after the termination hereof if the Party then beneficially owns the whole of the issued share capital of the Company) the Company or any of the Group Companies.

17.2	Exceptions

The restrictions in Clause 17.1 above shall not apply if the information or knowledge concerned:

(a)	has become public knowledge other than as a result of unauthorised disclosure by the Parties;

(b)	has been disclosed in the proper performance of the relevant Party’s obligations under or consequent to this Agreement;

(c)	is received from a third party without any duty of confidentiality in relation thereto;

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(d)	is already in the possession of the relevant Party before negotiations commenced between the Parties;

(e)	is developed or prepared by the relevant Party independently of information received after negotiations commenced between the Parties;

(f)	is disclosed by the relevant Party to its Subsidiaries or Affiliates or the investors of funds managed by such Party for internal reporting purposes provided that such Subsidiaries or Affiliates or such investors (as the case may be) shall have undertaken to comply with the confidentiality obligations hereto;

(g)	is otherwise required to be disclosed by law or any regulatory authority or any court properly exercising jurisdiction over the relevant Party, in connection with the Proposed IPO and Listing and to such professional parties involved in the Proposed IPO and Listing or otherwise, or in accordance with the best accounting practice in the accounts of the relevant Party, provided that, if any Party is required to make a disclosure by reason of this Clause 17.2(g), it shall, to the extent reasonably possible, supply a copy of the contents of any such disclosure to the other Party prior to the making of such disclosure, failing which it shall do so as soon as is reasonably practicable after the malting of such disclosure. In this connection, the Investors hereby agrees to provide the Company with information that is required to be disclosed in relation to the aforesaid and hereby consents to the use and disclosure of such information in the public documents for the Proposed IPO and Listing or where required; or

(h)	is disclosed to potential investors contemplating to invest in the Company or the Listco.

18.	NOTICES

18.1	Any notice, demand or other communication in connection with this Agreement or with any arbitration under this Agreement shall be in writing (“Notice”) and shall be sufficiently given or served if delivered or sent to the other Party at its contact particulars set out in this Clause and for the purposes of the foregoing, the initial contact particulars of the Investors are set opposite their names in Schedule 3. Any Notice may be delivered by hand, fax, email or registered mail.

To the Company:

RYDE TECHNOLOGIES PTE. LTD.

Address: 3 Fraser Street, #08-21, Duo Tower, Singapore 189352

Attention: Mr. Terence Zou

Email Address: [            ]

Telephone No.: [            ]

To the Investors: as set out in Schedule 3.

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18.2	Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next Business Day in the place to which it is sent, if sent by fax or email or three (3) Business Days from the time of posting, if sent by registered mail, or at the time of delivery, if delivered by hand.

19.	TIME OF THE ESSENCE

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

20.	AMENDMENT OR VARIATION

No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

21.	COSTS AND EXPENSES

21.1	Documentation Costs

Each Party shall bear its own legal and other costs and expenses incurred by it in connection with the preparation and negotiation of, entry into, and implementation of this Agreement.

21.2	Stamp Duty and Others

All stamp, issue, registration, documentary or other taxes and duties, interest and penalties that may be payable on or in connection with the creation and issue of the Shares shall be borne by the Company.

22.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties about the subject matter thereof and supersedes all previous agreements, understandings and negotiations on that subject matter.

23.	REMEDIES

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available to be sought at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

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24.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, each of which when executed and delivered (whether in original or by way of facsimile or electronic or email transmission) is an original and all of which when taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart. The mode of execution by the Parties may include execution by digital or electronic means, and the Parties agree that the delivery by one Party to the other Party of such electronically or digitally signed (“e-signed”) counterparts e-signed by the delivering Party, by way of email, or by any other document exchange or document delivery software or application, shall constitute the delivering Party’s agreement and intention to enter into a binding agreement with the other Party, subject always to the terms of this Agreement.

25.	SEVERANCE

If a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable (whether in whole of in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions of this Agreement shall not be affected thereby.

26.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

Save as expressly provided in this Agreement, the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce this Agreement.

27.	GOVERNING LAW AND ARBITRATION

27.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

27.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration before a sole arbitrator in Singapore nominated by the President of SIAC in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The language of arbitration shall be the English language. Arbitration awards shall be final and binding on the Parties.

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SCHEDULE 1

Form of Redemption Notice

Date:

From:

RYDE TECHNOLOGIES PTE. LTD.

(the “Company”)

To:

[●]

Dear Sirs

RE: REDEMPTION NOTICE - REDEMPTION AT MATURITY

1.	We refer to the Exchangeable Loan Agreement dated 7 February 2022 (as the same may from time to time be amended, modified or supplemented) between the Company and the Investors (as described in the Agreement) (the “Agreement”).

2.	Pursuant to Clause 11.1 of the Agreement, we hereby give notice to redeem the following outstanding Exchangeable Loan:

Total Principal Amount of Exchangeable Loan to be redeemed:

Redemption Date:

Yours faithfully

Name:
Title:
For and on behalf of
RYDE TECHNOLOGIES PTE. LTD.

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SCHEDULE 2

Form of Exchange Notice

To:	RYDE TECHNOLOGIES PTE. LTD.

We, being the Investor of the Exchangeable Loan hereby exercise the Exchange Right pursuant to Clause 10 of the Exchangeable Loan Agreement dated           7 February           2022 (as the same may from time to time be amended, modified or supplemented) (the “Agreement”) between the Company and the Investor (as described in the Agreement), and hereby give you notice to exchange the following Principal Amount of the Exchangeable Loan pursuant to Clause 10.3 of the Agreement:

Total Principal Amount of Exchangeable Loan to be exchanged:

Exercise Date (as defined in Clause 10.3):

[We accept fully paid ordinary shares of S$[●] each in the capital of the [Listco] (as defined in the Agreement) to be issued pursuant hereto subject to the Constitution of the [Listco]. We desire all of such ordinary shares to be registered in [our name/the following name(s): [●]] and hereby authorise the entry of [our name /such name] in the electronic register of members of the [Listco] in respect thereof and the despatch of a certificate therefore by registered post to                                                                               at                                             .]

Signature of the Investor

Name of Investor:
Name of Authorised Signatory:
Designation:

Date:

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SCHEDULE 3

Investors

Investors	Principal Amount	Contact Particulars
PHILLIP VENTURES	S$2,600,000	Address: [ ]
ENTERPRISE FUND 5 LTD

Company Registration No.		Attention: Ms. Uzia Sng / Mr. Timothy Chan
201502045Z
Email Address: [ ]

Telephone No.: [ ]

PHILLIP VENTURES ENTERPRISE FUND 6 LTD Company Registration No. 201928493H	S$1,300,000	Address: [ ] Attention: Ms. Uzia Sng / Mr. Timothy Chan
Email Address: [ ] Telephone No.: [ ]

MTX CAPITAL PTE. LTD. Company Registration No. 201935437E	S$1,000,000	Address: [ ] Attention: Ng Kok Soon
Email Address: [ ] Telephone No.: [ ]

Koh Chuan Koon	S$300,000	Address: [ ] Attention: Chuan Koon Koh Email Address: [ ] Telephone No.: [ ]
Total	S$5,200,000

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This Agreement has been entered into by the Parties on the date stated at the beginning.

The Company

SIGNED by ZOU JUNMING TERENCE	)	/s/ ZOU JUNMING TERENCE
)
For and on behalf of	)
RYDE TECHNOLOGIES PTE. LTD.	)

The Investors

SIGNED by Timothy Chan, Director	)	/s/ Timothy Chan
)
For and on behalf of	)
PHILLIP VENTURES ENTERPRISE FUND 5 LTD	)

SIGNED by Timothy Chan, Director	)	/s/ Timothy Chan
)
For and on behalf of	)
PHILLIP VENTURES ENTERPRISE FUND 6 LTD	)

SIGNED by	)
)
For and on behalf of	)
MTX CAPITAL PTE. LTD.	)	/s/ Ng Kok Soon
in the presence of:	)	Ng Kok Soon
07/02/2022

/s/ Seetoh Wen Qian
Witness Name:	Seetoh Wen Qian
07/02/2022

SIGNED by	)
KOH CHUAN KOON	)
in the presence of:	)

Witness Name:

SIGNED by	)
)
For and on behalf of	)
MTX CAPITAL PTE. LTD.	)

SIGNED by KOH CHUAN KOON	) )	/s/ KOH CHUAN KOON